EXHIBIT 99.1

Conference Call Transcript

CAT - Q2 2007 Caterpillar Inc. Earnings Conference Call

Event Date/Time: Jul. 20. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

 Mike DeWalt
 Caterpillar, Inc. - Dir., IR

 Jim Owens
 Caterpillar, Inc. - Chairman, CEO

 Doug Oberhelman
 Caterpillar, Inc. - Group President

CONFERENCE CALL PARTICIPANTS

 Daniel Dowd
 Bernstein - Analyst

 Alex Blanton
 Ingalls & Snyder - Analyst

 Andy Casey
 Wachovia Securities - Analyst

 Jamie Cook
 Credit Suisse - Analyst

 David Raso
 Citigroup - Analyst

 Seth Weber
 Banc of America - Analyst

 Robert McCarthy
 Robert W. Baird - Analyst

 Stephen Volkmann
 JPMorgan - Analyst

 PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Caterpillar second-quarter 2007 earnings results conference call. At this time all participants have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, Mike DeWalt. Sir, the floor is yours.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Thank you. Good morning, everyone, and welcome to Caterpillar's second-quarter conference call. I'm Mike DeWalt, the Director of Investor Relations, and I'm pleased to have with me today on the call Caterpillar's Chairman and CEO, Jim Owens; Group President, Doug Oberhelman; and our CFO, Dave Burritt.

This call is copyrighted by Caterpillar, Inc. and any use, recording or transmission of any portion of this call without the express written consent of Caterpillar is strictly prohibited. If you'd like a copy of today's call transcript you can go to the SEC filings area of the investor section of our cat.com website, or you can go to the SEC's website later today where it will be filed as an 8-K.

In addition, certain information relating to forward-looking projections of our results that we we'll be discussing today is forward-looking and involves risks, uncertainties and assumptions that could cause actual results to materially differ from the forward-looking information. A discussion of some of those factors that individually or in the aggregate we believe could make our actual results differ materially from our projections is discussed there and can be found in our cautionary statements other item 1A, Business Risk Factors, of our Form 10-K filed with the SEC back on February 23, 2007.

Okay, on to the results. Earlier this morning we reported our second-quarter. Sales and revenues were $11.356 billion and profit per share was $1.24. From a top line perspective it was a good quarter considering that North American dealer inventories declined about $800 million, we're in a severely depressed industry for on-highway truck engines, and we're facing a tough environment for machine sales in North America including a very weak U.S. housing sector.

We were pleased to report that despite these headwinds, sales and revenues were up 7% from the second quarter of last year. In dollars the increase in sales and revenues was $751 million and the key positives were a significant sales increase outside North America -- sales and revenues were up 31% in Europe-Africa-Middle East; they were up 21% in Latin America and 22% in Asia-Pacific. In the aggregate outside North America sales and revenues increased 27%.

In last year's second quarter North America accounted for 53% of our top line and 47% was outside North America. This year, if you pull out Progress Rail to get an apples-to-apples comparison, North America dropped from 53% of the total to 43% and that's a pretty big shift in the geographic mix of our top line. Thankfully we have a very global business and growth in other regions were able to offset declines in North America.

In terms of the numbers, sales volume -- that's the change in sales excluding currency effects and price realization -- was up $943 million outside North America. The acquisition of Progress Rail added $411 million. And just a reminder here, this is the last quarterly comparison where Progress Rail's numbers won't be in the base period.

Currency impacts from a weaker U.S. dollar increased sales $198 million. Price realization was $168 million, and that included an unfavorable effect of geographic mix and that was about $47 million. And in general realized prices outside North America are lower and the significant increase in sales outside North America coupled with the volume decline in North America was the main driver behind the negative geographic sales mix and price realization. Now to round out the positive item affecting our top line -- financial products revenues were up $94 million.

Now on the downside for sales, physical sales volume in North America, excluding Progress Rail, was off about $1.1 billion from last year's second quarter. That $1.1 billion is despite continued strength in engine sales other than on-highway and gains in metal mining. The decline in volume was driven by a substantial reduction in North American dealer inventory and, again, dealers reduced inventory in the quarter by about $800 million.

But this wasn't a surprise; it's been an element of our 2007 sales outlook since we released our preliminary view of 2007 last October. We've been jointly working with our dealers this year to help them cut inventory. Sales of on-highway truck engines were down $366 million in North America, again a result of a severe industry decline. And we've had weakness in most of our North America Machinery end markets other than metals mining, notably those relating to housing.

Overall, and this is a point that I'd really like to emphasize, this was another quarter that really demonstrated our global and industry diversity, with strength outside the U.S. offsetting demand and weaker demand in North America. And a diverse engine business that generated growth in other end markets to offset the severe decline in on-highway truck engines and continued growth in our diversified services businesses.

While the overall picture for sales was, all things considered, a pretty bright spot, profit was not. Profit per share was $1.24 and that was $0.28 down from last year's $1.52. As we get into the profit comparison with last year's second quarter, we do need to remember that the second quarter a year ago was very, very good. In fact, in last year's second-quarter call, I mentioned that the first half of 2006 was our best ROS in the last 40 years. And in the first half of last year the second quarter was better than the first. And that makes it a pretty tough comparison and I mentioned that it would be a tough comparison the end of the first-quarter call three months ago.

That said, even though it was, as we knew, a tough comparison, profit in the second quarter this year was lower than we expected and lower than most of you expected. And as Jim said in the release, we were disappointed. Let's address the factors that contributed to the decline from last year's record profit levels.

First, the drop in machine sales in North America where our margins are generally higher than average. Sales in North America and our geographic mix were very strong last year, U.S. housing wasn't in steep decline and coal mining was still very strong. In fact, last year virtually all of our U.S. end markets were positive. The pricing environment, particularly in North America, was more favorable than it is now and a direct result of weak demand.

Demand for truck engines was significantly higher last year and our factories that make on-highway truck engines and related components were humming. Today the heavy-duty truck market is way down as a result of the new emissions requirements that took effect in January and we are operating engine component and assembly facilities at levels significantly below last year. The result has been a sharp drop in truck engine profitability; a drop in the range of $150 million.

Production and supply chain inefficiencies are a more significant challenge than we had expected. On the surface overall volume, excluding Progress Rail, was relatively flat with last year and with that kind of stability you would expect more efficient factories. However, if you were to visit many of our factories you wouldn't see flat volume. Machine plants outside the United States are seeing substantially higher volumes and are experiencing very stretched supply chains and the cost issues that come with it.

Inside the United States we have some facilities, particularly those that produce truck engines and components, and small machines where volume is off a lot. 2007, particularly the first half of the year, is seeing a number of new products being introduced in our factories and we are having some ramp up issues with cost inefficiencies. Material cost pressures in this year's second quarter were tougher than we'd planned, some from commodity cost increases, some from more aggressive pricing from component suppliers than we'd expected, and some related to lower than planned production of on-highway truck engines and related bracket pricing increases.

The scale of the work we're doing to implement the Cat production system is substantial and it's absolutely the right thing to do. And it's fundamental to our future and the achievement of our 2010 goals. However the impact has been more costly in the short-term than we expected with widespread stop and fix disciplines and the transitional disruption in cost related to changing our procedures.

Additionally, our core operating costs in the quarter included a $44 million charge for pension expense at one of our subsidiaries and our share of affiliates profit was off $13 million after-tax as a result of adjustments we made at Shin Caterpillar Mitsubishi. And these two items we hadn't anticipated in the quarter. However, all the cost news isn't negative. We are doing better than we expected so far this year on our period costs. That's the combination of our period manufacturing, SG&A and R&D expenses.

Now the bottom line on the change in profit versus last year is this -- we did have a $751 million increase in sales and revenues. $198 million of that was from the currency impact. The profit effect from that was about offset by a similar negative currency impact on costs. Remember, we are purposely in a fairly balanced position on sales and costs in non-U.S. currencies. $411 million of the sales increase was from Progress Rail and, while it's doing better than we expected, its rate of profitability is below our machinery engines average.

Sales volume, excluding Progress Rail, was slightly negative. The volume increase outside North America offset most but not all the decline in North America. And our core operating increase, for the reasons I mentioned a few minutes ago, were up more than $168 million of price realization which in and of itself was negatively impacted by our geographic sales mix.

Well, that's the quarter. Let's just take a few minutes and look forward to the full year. First, a reminder, 2006 sales and revenues were $41.5 billion and profit per share last year was $5.17. For 2007 our previous outlook, the one we issued at the end of the first quarter, was for sales and revenues in a range of $42 billion to $44 billion, and profit per share was a range of $5.30 to $5.80. This morning's outlook for 2007 is sales and revenues of about $44 billion and no change in the outlook for profit per share. We're maintaining at $5.30 to $5.80 a share.

Now, from an economic perspective we seem to have a two track world economy with continued weakness in the U.S. and continued strength in most of the world outside the U.S. There's a pretty comprehensive review of our economic outlook in this morning's release, but some of the highlights include, again, the weak picture in the U.S. We're forecasting GDP at just a little over 2% and that's driven to a degree by our expectation of strong growth in the second quarter followed by weaker growth in the second half.

We've taken our forecast of Fed rate cuts out of our forecast for 2007. We've lowered our full-year expectation for U.S. housing starts to about 1.4 million. On the plus side, we do see continued strength outside North America and we're very encouraged by solid economic growth and continuing commodity prices at levels that encourage additional investment.

Just one final point on our outlook before we move to the Q&A. Core operating costs in general and variable manufacturing costs in particular were higher than we expected in the second quarter and we've raised our full-year cost estimate at the midpoint of our profit range to $700 million for core operating costs. While that increase is lower than we've experienced over the past few years, it is higher than our previous outlook.

From a cost perspective the midpoint of our outlook does reflect some improvement in core operating costs in the second half of the year compared with the second quarter. If we look back to last year though -- and this is important when looking at cost comparisons -- second half 2006 core operating costs rose significantly from the first half. What that means is the comparisons between second half 2007 and second half 2006 should be easier than what we've seen in the first half.

Okay, in summary we had a pretty good quarter at the top line, up 7% in the face of some pretty serious headwinds in North America, but we have work to do in terms of manufacturing costs and we expect to make improvements.

Okay, we're ready to move on to the Q&A portion of our call today and while there are four of us in the room and we'll all likely participate in the Q&A, I'll likely take most of the question on the second quarter, Jim will take most of the questions related to our view of the full year and our path to 2010, and Doug will handle the engine related questions. And again, to save time for as any of you as possible, we're going to pretty strictly adhere to the limit of one question and one follow-up, so please consider that as you ask your questions. Okay, we are ready for the first question.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Daniel Dowd.

 Daniel Dowd - Bernstein - Analyst

This is Daniel Dowd from Bernstein. Mike, can you comment on your transition to the Cat Production System which is likely to be so important to your margins over time? Can you talk about why you had the incremental cost in the transition and when you expect it to start delivering consistent margin expansion?

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

Daniel, Jim Owens. I'll maybe touch on that one. As you know, we've talked a lot about the Cat Production System, we have in a couple of our major analyst meetings. Our Vision 2020, a big portion of that was focused on operational excellence, that's kind of a Class A operational excellence, lean Six Sigma. But a fairly consistent deployment of our manufacturing strategies globally across all of our manufacturing operations.

Coming out of that strategy rollout to the Company we created a whole separate division to work on the deployment and driving that across the Company. '06 I'd say was heavily consumed by benchmarking Toyota production system and other best in class world-class production systems and really documenting what we wanted in the way of a Caterpillar Production System, a recipe book if you will that we would follow extensively worldwide and developing training programs for that including a CPS black belt coming off of our Six Sigma disciplines to drive that process across each of our divisions.

We rolled it out with a lot of fanfare and great vigor in the first half of 2007, so I would view this as the first I guess half year if you will of what I perceive to be a three-year journey. And every consultant we've worked with suggested that would be a world-class performance in terms of rolling out something so extensive and so pervasive as this. It involves a lot of management systems changes, cultural changes as well as just operating systems, but we're very encouraged about where we are in terms of the rollout.

We've had a tremendous amount of work with value stream mapping, rapid improvement workshops, moving to fixed production schedules for defined 20-day windows, migrating from push to pull in a lot of our -- how we draw material into facilities. We're seeing a lot of positive progress and enthusiasm across our employee base as this is rolling out. But a lot of new stop and fix disciplines. And when we're running virtually at or near capacity in most facilities we have worldwide and our supply base is right there, we've been encountering over the last two years a lot of material shortages and we're moving more to stop and fix. So just a lot of transitional things that I think adversely affected our variable manufacturing cost in the second quarter.

We're seeing a lot of signs of progress. A big element of our confidence in being able to deliver 15 to 20% earnings per share growth and really very strong cash flow over the next several years is the gradual realization of this process excellence across the Company. We know we can do it, some of our divisions are there already -- a couple. But we've got close to 300 manufacturing facilities scattered across 40 countries. So this is a complex transition, it involves a lot of work with our supply base and our dealers and it's a simultaneous lift.

 Daniel Dowd - Bernstein - Analyst

Okay. So should we reasonably expect to start to see benefits from this in the back half of '07 or is your view that this is really is three to four years and probably the benefits start to roll out in 2008?

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

I think you start to see a steady -- and it's going to be in pockets. We're anxious, as you are, to see it bubbling down to the bottom line. But I think we'll start to see some improvement. We made a pretty big investment in getting this thing kicked off, rolled out and done consistently and right across the enterprise and a lot of training going on in all of our facilities. That will continue over the next couple years, but I think we'll be steadily beginning to see some benefit and we look for some of those to come through in the second half of the year.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Daniel, this is Mike. As long as we're looking at the second half of the year, not all of our issues in the second quarter were related to Cat production systems.

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

 Very small I'd say really, Mike.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Yes. And there are, in terms of costs we do expect some of the problems that we had in the second quarter to go away in the second half or be diminished in the second half. We had for example a fairly key supplier in Europe go bankrupt and that was very disruptive for one of our machine plants in Europe. It looks like we've got an alternate supplier in place now and that situation is largely behind us.

We had another example where in the second quarter one of our own key component facilities was in the middle of a very large restructuring -- consolidating buildings to improve material flow, become more efficient, reduce their footprint, cut costs. Well, it ended up being more disruptive in the quarter than we thought, they missed some deliveries to internal machine plants and that was an issue for us. That should be behind us.

In addition to that, if we're just thinking about the cost impacts on efficiency in the second quarter, let's just turn to truck engines. In the first quarter we actually did better than we did in the second quarter on costs around truck. We were mobilized in the first quarter to take out costs. In the second quarter, based on our expectation that schedules were going to start rising, we brought some people back and we added some cost to ramp up production. And production for us in the second quarter was a big start/stop and volumes right now are lower than we thought they were going to be, and so we have to take some of the cost out that we added in the second quarter anticipating higher volumes.

So there are a number of things in the quarter that stack up and look like they will improve in the second half of the year. NPI as well. We had probably more NPI, new products introduced, in our factories in the first half of the year than certainly we expect in the second half of the year. In fact, there are no really big major new products going in in the second half. So we ought to see some benefit as some of those situations that we had in the second quarter have started to resolve themselves. So there are several things just that were maybe in the second quarter that should start to improve a bit as we go forward.

 Daniel Dowd - Bernstein - Analyst

 Thank you.

Operator

 Alex Blanton.

 Alex Blanton - Ingalls & Snyder - Analyst

First question is on the inventory. Could you clarify -- it wasn't clear in the press release whether you were talking inventory reduction quarter-over-quarter or year-over-year. You need to make that clear.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 Yes. Well, in the first page (multiple speakers).

 Alex Blanton - Ingalls & Snyder - Analyst

 And also what's the total global reduction? You said North America was down $800 million.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Okay, a couple things, Alex. One, what we said in the release was that in the quarter North American dealer inventory was down $800 million.

 Alex Blanton - Ingalls & Snyder - Analyst

 I know what you said, but my question is is that quarter-over-quarter.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 In the quarter from the beginning of the second quarter to the end of the second quarter --

 Alex Blanton - Ingalls & Snyder - Analyst

 That's what we want to know.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 During the quarter it was down $800 million. During the second quarter --.

 Alex Blanton - Ingalls & Snyder - Analyst

 That's roughly $0.30 a share right there.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

During the second quarter of last year -- it is common for dealer inventory to decline in the second quarter, that's not unusual. It's usually a big quarter in terms of selling to end-users, dealers tend to build inventory a bit in the first quarter. In the second quarter of last year inventory was down $200 million in North America, so the impact on the quarter -- quarter-over-quarter sales comparison would have been more like $600 million.

 Alex Blanton - Ingalls & Snyder - Analyst

 Right. But what about the rest of the world? What was your global inventory picture?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Overall inventory outside the U.S. was up a little bit. We didn't quote a number. In terms of months of supply, I think almost everywhere (multiple speakers).

 Alex Blanton - Ingalls & Snyder - Analyst

 Well, can you give us a number?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

I don't have a number in front of me, but as I recall -- as I recall the number outside the U.S. was less up -- the increase was less than $200 million.

 Alex Blanton - Ingalls & Snyder - Analyst

 Okay. So it was a net reduction of $600 million overall?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 Order of magnitude, yes.

 Alex Blanton - Ingalls & Snyder - Analyst

Okay. Second question is this, and you might have partially answered it, but let me ask it a different way. Your sales were up from the first quarter by $1.292 million and your profit was up $128 million -- I'm talking gross profit. So your incremental margin on the sales increase quarter-over-quarter was only 10% and as a result your gross margin was 21.8% versus 23.4% in the first quarter. So what were the main contributing factors to that quarter-over-quarter decline in gross margin and very low -- I mean incremental margin would typically be 30 to 40% quarter-over-quarter like this and yet it was only 10% this time. So what got worse and specifically which one of those were worse than expected?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

I think the discussion that we had on operating efficiency and manufacturing costs first to second quarter, it's a similar discussion as year-over-year. The same things that we've discussed in terms of supply chain disruption --.

 Alex Blanton - Ingalls & Snyder - Analyst

 Which then, the first quarter?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Yes. The cost increase compared with the first quarter was sort of in the range of the cost year-over-year.

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

Alex, there's one other thing, too. We had a little bit higher material cost in the second quarter than we did in the first. Our expectation going into the year business planning wise was zero material cost increase on the year. We're now expecting about 1%. That's still I think pretty good management of global material cost in our industries, but it's higher than our planned level and that gives a little margin compression. That coupled with less than expected price realization, particularly in NACD in the quarter. And we are essentially flat there, so that caused a little bit of margin compression.

Okay. Can I comment on one other thing. Alex, I know you are questioning the inventory reduction in North America. I want to be clear, this is kind of, if you will, part and parcel of our vision and migration towards the Cat Production System as far as the distribution side. We work very closely with dealers -- I was a little disappointed last year that inventories in North America continued to grow and that globally inventories have grown almost in line with sales since this boom started.

So while they were low in terms of months of sales, we wanted to begin the process while volumes were very strong of managing that inventory level down to appropriate levels, improving our delivery capability, so we have been working NACD with dealers -- of course they're independent companies -- but to help them get that inventory adjusted and with some softness we've been very successful. But we targeted taking out close to $1 billion in U.S. inventories this year and it's going to happen.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 Okay, we need to (multiple speakers).

 Alex Blanton - Ingalls & Snyder - Analyst

 You're there, aren't you? You're there. Will there be any effect in the second half?

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

Yes, we'll continue. I think we're on track to realize the inventory targets that we had established together with the marketing companies in the year. So --.

 Alex Blanton - Ingalls & Snyder - Analyst

 You've already done it.

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

 It's a little more reduction. We're close.

 Alex Blanton - Ingalls & Snyder - Analyst

 Okay. But it does cost you some earnings in the short run.

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

 It may do, but it'll help us in the long run.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 We need to move on.

 Operator

 Andy Casey.

 Andy Casey - Wachovia Securities - Analyst

Wachovia Securities. Good morning, everybody. I guess a couple clarifications before I get to the question. The two non-recurring charges you said in the monologue were not expected in the quarter. Were they in the prior guidance for the annual forecast?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 No.

 Andy Casey - Wachovia Securities - Analyst

Okay. And then the other clarification the $44 million charge in engines, is that included in the $150 million truck drop or is that a different --?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 No, it wasn't related to truck. And just to kind of help clarify a little bit, about half of that was in SG&A and about half of it was in manufacturing costs.

 Andy Casey - Wachovia Securities - Analyst

Okay, thank you. Now on to the question. The $150 million truck related profit drop -- that was bigger than I expected even with the drop in the industry volumes. And I suspect some of that was related to the slower transition to your '07 engine solution. When you look on a go forward basis are all of the bugs out of your new product today and is it just basically adoption at the OEM and customer level?

 Doug Oberhelman - Caterpillar, Inc. - Group President

Andy, Doug Oberhelman. Great question and one I was going to get to whether anyone asked it or not. The '07 product that's out there, the new engines that we have shipped since January 1 with the latest and greatest full dress including the Cat regeneration system, our CGI lines, everything else -- and we've shipped right around 11,000 of them so far -- are performing better than we expected -- now this is production iron, the latest product and the anecdotes we're getting back although early, and I think the most mileage we've seen is 200,000, 250,000 miles, are all better than any other product we've introduced with this magnitude of change in engine history.

We monitor the call centers, we monitor everything -- every engine that's out there. Right now there aren't all that many on the road because the truck makers are still getting them out, but we're happy. We won that J.D. Power award six years in a row and this introduction with production material has gone smoother than any of the others. Now, the implication of bad product, the implication of your question applied to a number of engines we had out and were updating on the fly in the fourth quarter primarily around the Cat regeneration system which allows the after treatment to be regenerated on the fly.

We're very proud of that system, it took longer than we thought, it was problematic in the experimental iron. The production iron today is wonderful and we're very happy with it. And I would expect and do expect that once all this sorts out we'll be in the hunt for more J.D. Power awards, especially on that 15 liter. But the production iron, the production engines that are out there today we're extremely happy with.

 Andy Casey - Wachovia Securities - Analyst

So just to follow-up on that, the $0.09 or so of the restructuring and the $150 million truck, we should view that as pretty much contained in the second quarter?

 Doug Oberhelman - Caterpillar, Inc. - Group President

 Yes, I fully expect that to be the bottom of all this, yes. If that's your question, Andy.

 Andy Casey - Wachovia Securities - Analyst

 Yes.

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

 Doug, you expect a big significant turn in the second half. You might just comment on (multiple speakers) on the truck.

 Doug Oberhelman - Caterpillar, Inc. - Group President

 We deliberately, and I think we've discussed this with all of you before, we deliberately ran our production lines and '06 engines right up until New Year's Eve last year -- different than we've ever done a model changeover in the past because we expected '07 to be pretty tough in the market. In fact, our forecast for '07 truck build was lower than anybody else's and it's turned out about where it was.

So we deliberately delayed the model changeover into January. We got caught a little bit in March/April with a big ramp up that turned out to be a head fake and now truck build is back down again, particularly in May and June and July. But we are hearing signs and seeing signs of some general recovery, particularly at the end of the year. So I would expect that as we've taken out and had to really deal with all the labor and all the costs in the second quarter, as we build that back in gradually towards the end of the year, get our supply chain going again and on into '08 we'll see a pretty satisfactory result of that late this year, early next. But it is worse than we anticipated.

 Andy Casey - Wachovia Securities - Analyst

 Okay, thank you very much.

Operator

 Jamie Cook.

 Jamie Cook - Credit Suisse - Analyst

 Good morning. Mike, just a clarification. Obviously when you look at your second quarter, the second quarter was quite below where the Street had estimated. And you're also suggesting that you can't -- and I guess what I'm trying to get a feel for is I understand that the quarter came in below your expectations because of the on-highway production -- engine issues, the supply chain, weaker North America, all that stuff, but I'm also guessing that the Street might have miscalculated the second quarter because of the tough comps.

So is there any way you can quantify that or give us just a little bit more color? I'm just really trying to get comfortable with the full-year guidance. I'm trying to get a feel for how much I was off versus Cat specific?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Okay. I'm going to do my best to answer this without getting into talking about our quarterly forecasts. It was below what we thought, we'll start out with that, we've already said that. If you look at our outlook for the year, there are really two main things in the midpoint of our outlook for the year that have changed the most. One is an improvement from volume because we moved our sales outlook from a mid point of $43 billion to our expectation of about $44 billion for the year.

So volume was an improvement and costs were higher by about $400 million. Now not all of that was in the second quarter, but certainly a disproportionate share of that was. So I think a lot of the change in our outlook -- not all, but a lot of our change was in the second quarter.

 Jamie Cook - Credit Suisse - Analyst

 Okay.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 What I'm trying to say is it was certainly below our expectations, but I don't want to break it down by quarter.

 Jamie Cook - Credit Suisse - Analyst

Okay, but is it fair to assume that the Street was a little aggressive as you look at it? You don't have to quantify how much, but is it fair to say we were ahead of where you guys thought you would be?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Yes, if I just go back to the end of the first quarter -- near the end of the preamble on the first quarter, I tried to kick in some caution on the comparables because last year's numbers were so good. I mean it was a huge quarter for us in the second quarter a year ago. Last year we were at $1.52 and consensus was $1.49, so consensus was pretty close to last year.

 Jamie Cook - Credit Suisse - Analyst

 Okay. And then just --.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

I'm sorry that's not a very satisfactory answer for you, but we don't do quarterly guidance and I really don't want to get into that.

 Jamie Cook - Credit Suisse - Analyst

All right, I figured I'd try. Just one more thing. You guys raised your forecast overseas, part of that was EAME. And I just want to know your thoughts as you look at 2007, and not getting into specific items for 2008, but the thing that concerns me is you're starting to hear from some other companies that have reported that there are signs of weakness in Europe or in other areas overseas and that's a big part to the longer -- to the Caterpillar story, sort of the overseas spending. So I'm just trying to get a feel for if you guys are seeing any signs -- I'm assuming you're not seeing signs of weakness, but how do you look at the overseas spend longer-term?

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

Jamie, Jim Owens. We raised our outlook. At the end of the second quarter, certainly with all of the sub prime issues here and some concerns about the global economy we were maybe a little less confident than our collective business units. At this point of the year, kind of at the midpoint, we feel very confident about the 44 guidance in terms of top line sales.

It looks like the Europe, Africa, Middle East, Latin America and Asia Pacific markets are all very strong, our order boards are strong in those areas. Our dealers are scrambling for product. And particularly for the larger ends of our productline, pretty much everything in the large truck category from 100 tons to 400, everything in the -- even in the European theater, our new backhoe loader line, our new wheeled excavator line and mid-range excavators are essentially sold out, as well as globally large engines, that’s 3500, 3600 series, MAK series.

So we're working very hard to increase production. We've got some capacity scheduled to come on at the end of the year which will help us. But at this point we're feeling very confident about the strength of the markets that we're serving outside of the United States and in these key global markets we've been highlighting, particularly global mining, global oil and gas related business, marine and power generation on the engine side.

 Jamie Cook - Credit Suisse - Analyst

 But Jim, do you have an order book that extends beyond -- that extends into 2008? Because when we were speaking to you last year you would.

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

 Most of the large products the answer is yes.

 Jamie Cook - Credit Suisse - Analyst

 Okay, thank you. I'll get back in queue.

Operator

 David Raso.

 David Raso - Citigroup - Analyst

Citigroup. My question relates to the guidance, particularly the price realization. Using the waterfall chart you're looking at pricing -- price realization in the first half of only 273. Full year you lowered it a bit but we're still at 850. If I'm looking at the revenues maybe a little higher, but roughly the same in the second half as the first half. Why are you going to get twice as much price realization in the second half than the first half unless there's some price increase I'm not hearing in the channel check?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Okay, David, that one's not too bad. If you look at our 850, that's for the full year. So if you look at what we did in the first half that's compared with the first half. What happened last year is we had a deterioration in price realization second half of last year versus first half of last year. And that was really driven by a couple of things last year -- geographic mix started to shift last year, in other words we had increasing sales outside the U.S. and declining sales inside the U.S., particularly in the fourth quarter last year. So some of the same things we're feeling now we started to feel in the fourth quarter of last year.

U.S. housing and some of the other U.S. markets started to weaken in the second half of last year. Our U.S. sales were down 10% and that kicked up merchandising programs a bit in the second half of last year. So the bottom line is the second half of last year was weaker than the first half. So our comparables are going to get a little bit easier as a result of that.

In addition to that, this year we had probably higher merchandising expense in the first half in North America than we expected in the second half and a lot of that had to do with the effort that we had with dealers to try and clear out some old inventory. So I think comparables are a part of the story, geographic mix later in the year that's more comparable than it's been in the first half of the year, and some improvement in expense for merchandising programs particularly in North America.

 David Raso - Citigroup - Analyst

The most logical answer is that the North American Delta is less of a drag in the back half this year than the first half because second half last year North America began to fade already a little bit.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 Right. That's correct.

 David Raso - Citigroup - Analyst

But on your new North American guidance you're implying the second half is down 12% year-over-year and the first half was down 12%. So that doesn't really fly on mix. So I'm just trying to understand why would we think we're going to get better -- there's got to be some pricing that you feel you're going to get somewhere because it's not just a lack of -- nothing is going on in the market North America suggests your discounting is going to get less.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Yes, in our particular case it is. We're really trying to hold a pricing discipline in North America. But remember, we helped dealers take down inventory in the second quarter $800 million, and that came at some expense.

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

David, I may just add a little bit to that. I think Mike's covered the essential points here, but it always is of course a function of how competitors behave in the marketplace. But North American Commercial Division (NACD) we expect to see some better comparisons certainly in the second half than we did in the first, as Mike has alluded to. Outside the United States where product essentially is -- markets are very strong and our capacity is very constrained. We expect to see sales variances further decrease a little bit. And that's reflected in the modest numbers that we have for the balance of the year on price realization and gives us reasonable confidence, again subject to how the competition behaves particularly inside the United States.

 David Raso - Citigroup - Analyst

That sort of dovetails into my follow-up. You mentioned the idea of the inventory reduction. You helped some of your dealers in deals we heard of on some better financing and so forth. If we look at your volumes this year in North America, I'm just talking machines, it looks like it could be down well over 20% for the year, year-to-date they're down nearly 24, 25 and while your dealer retail is only down about 14%. So you're under producing retail pretty significantly.

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

 Intentionally.

 David Raso - Citigroup - Analyst

Exactly. Should we continue to see that level of under production for the rest of the year? And if so, does that set you up at the end of '07 going into '08 inventory reduction is not part of the equation in '08?

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

I think the short answer to that is largely yes. We will see less of an inventory reduction impact in the second half than you saw in the first half and by the end of the year we should have the inventories about where we want them and there will be much less of an impact of inventory managing down in '08.

 David Raso - Citigroup - Analyst

But there is still some -- Jim, I'm trying to balance managing the Company for '10, structurally changing how your dealers handle inventory versus can I do the job in '07 and I go into '08 clean. Or is there still a philosophical structural lowering of inventory that's still necessary in '08, almost regardless of where retail is? Or do you think (multiple speakers)?

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

I think we'll have the inventories pretty close to -- for the interim future -- where we want them at the beginning of '08. But as a key thing there -- thanks for reminding me, Doug -- is that we're very now much going to be focused on driving down in-house inventories. And there we have excess inventories and that's the big thrust is as we move to full deployment of our Cat Production System, more of a pull system basis, we should melt away a lot of the work in process inventories that have built up with these recent year supply chain disruptions.

 David Raso - Citigroup - Analyst

 And that's the kicker on the cash flow?

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

 That's a big kicker on the cash flow and in cost improvement.

 David Raso - Citigroup - Analyst

 Okay, I appreciate the color. Thank you.

 Doug Oberhelman - Caterpillar, Inc. - Group President

Maybe I'll just take that chance to add on to Jim's comment there, David. We've got some very aggressive asset turnover, particularly inventory turnover goals out to 2010. And virtually all of that comes back in cash. And so the sooner we can get that in the better we can use it and that's the goal of this whole transitional period that we're going through that we think now is the time to take rather than wait until later. And you're seeing some of the good and the bad of that right now.

Operator

 Seth Weber.

 Seth Weber - Banc of America - Analyst

BofA. Good morning, everybody. I just wanted to try and flesh out some of the mixed commentary if you could about the U.S. nonresidential construction market. On the one hand you're talking about some positive supporting factors which is consistent with what we've heard from some of your peers over the last couple weeks. But on the other hand, it sounds like you're maybe not seeing a better environment here through the rest of the year?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Yes. Well, a couple of things. One, when we talk residential and nonresidential, for the most part when you're talking structures you're really talking about the same machines. So if you have a rental fleet for example you can use -- the dealer could use that rental fleet with customers who were either residential or nonresidential. So there's probably some bleed through there.

Another factor for us has been dealer rental fleets. Dealers spent the last couple of years increasing a bit and adding new product to the rental fleets. The average age of products and rental fleets is relatively young right now. So actually our decline in sales through rental are a bit more than through the sales channel. So there's probably some bleed through there.

And plus, in the U.S. right now, despite the fact that some of the underlying factors that drive the construction industry are reasonably -- they're reasonably positive for nonresidential, a lot of the buzz in the economy overall is weakness, higher interest rates, unlikely rate cuts. And I think that weighs on the minds of our customers and they have a choice of when they spend their money on replacement demand.

So I think there's probably -- in addition to the rental factor and some bleed through from housing because the machines are the same -- there's probably some impact on our customers of just the overall state of the economy. But you're right, many of the fundamentals around nonresidential aren't too bad.

  Seth Weber - Banc of America - Analyst

Okay, but if you had to call it bias -- I know you're not talking about '08 at this point, but if you had to bias '08 do you think the trends are in place for that business to get better or do you think it just continues to bleed and just get weaker here?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

I don't know, Seth. We'll talk about probably '08 I would guess some time a little bit later this year.

 Seth Weber - Banc of America - Analyst

 Okay. Thanks, guys.

Operator

 Robert McCarthy.

 Robert McCarthy - Robert W. Baird - Analyst

Robert W. Baird. I really have follow-ups I think to questions that were asked earlier. In line with the conversation that you had about reducing North American dealer inventories this year and the potential to accomplish most of what you want to happen this year, in the release you talk about expected inventory declines in EAME in the second half as traditional seasonal sell through pulls a lot of that out of dealer inventories. Does that mean that there is not a significant strategic component of inventory reduction in EAME this year and that we'll face that in '08 or '09 as sales trends start to slow down there at retail?

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

Jim Owens again. We're trying to work hard with the marketing companies all over the world to -- the operative word is to work with our dealers to manage inventories to jointly agreed-upon targets based on our expectation of improved delivery times out of factories. And quite frankly, the dealer inventory swing has aggravated our business cycle virtually every cycle throughout the history of time. So to the extent we get leaner on that dealer inventory we'll reduce total value chain cost and reduce the cyclical swings.

So it's absolutely the right thing for us to be doing and we're basically in terms of months of sales because rapid sales growth, we're relatively low in the boat in terms of months of sales of inventory in most of the non-U.S. markets. And we have historically financed a lot less dealer inventory for dealers outside the United States. We've changed the commercial arrangements in the United States now so we're moving away from financing a lot of floor plan dealer inventories to sit out there and encouraging dealers to have excess inventories which we later then have to move around.

So the focus is deliver it better, faster, on time and gradually work the level of total dealer inventory in the world down. The biggest impact of that reduction I think is going to occur in '08 in NACD. Hopefully it will be pretty gradual over the next few years in the other markets and if we're fortunate it could be offset by good sales growth so it will be a lot less painful.

 Robert McCarthy - Robert W. Baird - Analyst

Okay. And then I also wanted to follow up -- although I understand the point that CPS was not a major cost driver in the second quarter, I do have a couple questions related to that dialogue. One, if our effort is broadening out across the business and you have a philosophical orientation towards stop/fix, why would inefficiencies trend down going forward rather than -- I mean at least stay at the kind of level that they were at in the second quarter?

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

We're reviewing this thing weekly literally with our business units all over the world. For example, our internal component divisions, their on-time delivery performance to our Big 3 we just reviewed this week, has improved markedly just in the last couple of months. We've had some transitional things going on in one of our big hydraulics units with closing a number of buildings, consolidating into one that caused some disruption in the first half of the year. It looks like we're largely getting that behind us.

And we've got really a joint effort with our global purchasing group in each of our manufacturing operations, putting more supplier development people on site with key suppliers and working with everybody on just in time delivery of materials. But we think we're going to at least get marginally better in the second half than we were in the first and continue that with steady improvement until we get to the world-class excellence we look for over this what I described as a three-year journey.

 Robert McCarthy - Robert W. Baird - Analyst

Related to that, you talked before about starting to see some benefits in the second half of the year, but I think probably from investors' minds keenly interested in knowing even roughly when those benefits might start to more than compensate for the incremental costs you face to implement.

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

You know, I'm going to just kind of go back to the -- we've staked out some very, I think, bold and yet achievable goals for 2010. And with everything we're seeing with the Cat Production System we have great confidence that we'll be kind of in that $8 to $10 a share range and generate 15 to 20% per annum growth in earnings. The Cat Production System, the operational excellence associated with it, what we've seen in a number of our own divisions we know we can achieve across the board.

I'm confident we're going to deliver it, but I don't want to get into telling you exactly at the cents per share how much you can look for each quarter. I think that's a losing equation. There are too many other variables and balls moving in terms of price and volume, etc., etc., to try to break it out at that level of granularity.

 Robert McCarthy - Robert W. Baird - Analyst

But would it be fair for us not to expect to reach that point until perhaps at least halfway through a three-year process?

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

My own drive is certainly going to be to realize it on a steady-state basis annually as seeing some of that benefit in '07, some in '08, and some in '09. And by the end of '09 I expect to be pretty well towards our target of operational excellence as we've got it very precisely defined.

 Robert McCarthy - Robert W. Baird - Analyst

 We're looking forward to watching your progress. Thanks, Jim.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 I think based on the clock we have time for one more.

Operator

 Stephen Volkmann.

 Stephen Volkmann - JPMorgan - Analyst

JPMorgan. Just a couple of quick follow ups. On the truck engines, the data that's out there regarding market shares, I mean I sort of understand what happened in the first quarter where you weren't really producing much, but it looks like you've continued to kind of lag your traditional market share even in April, May and going forward and I'm just wondering how you read that.

 Doug Oberhelman - Caterpillar, Inc. - Group President

Steve, I read it the same way. The good news is that May over April was up about a point, I think about 22.5%. The data though, I think you'd agree, is still complicated. There's still an inventory of '06 engines in trucks out there both at truck dealers and customers. That's sorting out. Truck production has been up and down. I fully expect between now and year end we'll be back up where maybe not as high as we traditionally are up -- not as high as our peak was at one point, but up several more points in market shares.

As the market comes back we steadily increase our penetration with some of our customers. And it's just this first half and even into July and I suspect August truck production is irregular. And until that sorts out it's going to be hard to see where everybody really is. But my goal is several points higher than where it is now by year-end.

 Stephen Volkmann - JPMorgan - Analyst

Okay, is that one you're still pretty small. And then can we just touch briefly on SCM. When is this going to close? And briefly, Mike, what does it look like on the income statement and then maybe strategically from Jim?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Okay. When it's going to close it's hard to say. We're still negotiating the details of that with MHI. We're on a path to get it done as soon as we possibly can, but I certainly wouldn't want to forecast a day. In terms of the effect on our overall results, at the time we actually conclude it we'll try to give you a little bit more info than this, but in general if you think about SCM's sales they fall into three buckets -- product that they produce in Japan and sell in Japan and that piece of it will be all incremental for us, that doesn't hit our -- at least in terms of sales, that doesn't hit our sales today at all in our consolidation of SCM.

 Stephen Volkmann - JPMorgan - Analyst

 Order of magnitude.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

Then there's a piece of SCM sales that they produce in Japan and sell to the rest of Cat, Inc. and they're sold outside of Japan. Those sales are already in our top line numbers because we're selling it. The profit isn't in our numbers but in terms of sales it is. Then of the product that's sold in Japan that's produced outside of Japan, we have a portion of the sales in our numbers already. Cutting through all that, and again this will depend upon how volume is going at the time, etc.

But if you were to think of SCM overall as a company with around $3.5 billion of sales, order of magnitude a third to maybe a little more than a third of that would likely end up being incremental top line for us when we get it done. The profit picture is a little bit more clouded because of what we sell to them we have a piece of the profit in our numbers, what they sell to us that we sell on through the marketing companies we have a piece of the profit already in our numbers and we do have a 50% share of SCM today. So the profit piece is even a little more convoluted I guess. So I know that doesn't help you a lot, but order of magnitude in the range of $1.5 billion top line.

 Stephen Volkmann - JPMorgan - Analyst

 And probably slightly dilutive on profits?

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 On the rate certainly because we already have half of the profit in our numbers today.

Stephen Volkmann - JPMorgan - Analyst

Got it.

 Jim Owens - Caterpillar, Inc. - Chairman, CEO

Just in terms of strategic importance, this is a 45 year old'ish joint venture company, we know the company well and it's been of major importance to us in terms of giving us a strong presence in the Japanese domestic market, particularly with hydraulic excavators, and a product to sell in Southeast Asia in direct competition with our Japanese competitors.

Strategically once we've acquired full ownership and can be more seamless, this allows us to integrate our Japanese operations, our Japanese supply base and some of the key component technologies that we have developed there into our Asia-Pacific theater manufacturing presence which will include operations in China principally, but India and Indonesia as well. So it will be a much more integrated presence, we think we can do a better job with it and it will facilitate the kind of growth we're looking for in that theater going forward.

  Stephen Volkmann - JPMorgan - Analyst

 Thanks very much.

 Mike DeWalt - Caterpillar, Inc. - Dir., IR

 Okay. Thank you all very much for joining us on the call today.

Operator

 Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.